CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated September 10, 2013 (December 27, 2013 as to the effects of the recapitalization presentation as described in Note 1), relating to the financial statements of Enerpulse, Inc., which expresses an unqualified opinion and includes an explanatory paragraph which refers to the Company restating its financial statements and notes to retroactively give effect to the recapitalization of the reverse merger transaction which occurred on September 4, 2013, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado

December 27, 2013